As filed with the Securities and Exchange Commission on October 22, 2024

Registration No. 333-259344

Registration No. 333-271828

Registration No. 333-281426

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 (NO. 333-259344)

POST-EFFECTIVE AMENDMENT NO. 1 (NO. 333-271828)

POST-EFFECTIVE AMENDMENT NO. 1 (NO. 333-281426)

TO

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Sharecare, Inc.

(Exact name of registrant as specified in its charter)

Delaware	85-1365053
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

255 East Paces Ferry Road NE, Suite 700 Atlanta, Georgia	30305
(Address of Principal Executive Offices)	(Zip Code)

Sharecare, Inc. 2021 Omnibus Incentive Plan

Sharecare, Inc. 2024 Inducement Plan

(Full title of the plan)

Carrie Ratliff
Chief Legal Officer
Sharecare, Inc.
255 East Paces Ferry Road NE, Suite 700
Atlanta, GA 30305

(Name and address of agent for service)

(404) 671-4000

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated Filer	☒

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

These post-effective amendments (these “Post-Effective Amendments”) relate to the following Registration Statements on Form S-8 (collectively, the “Registration Statements”) filed by Sharecare, Inc., a Delaware corporation (the “Registrant”), with the Securities and Exchange Commission (“SEC”):

•	Registration Statement No. 333-281426, filed with the SEC on August 9, 2024, registering (i) 17,671,518 shares of common stock, par value $0.0001 per share, of the Registrant (the “Common Stock”) reserved for issuance under the Registrant’s 2021 Omnibus Incentive Plan (the “Incentive Plan”) and (ii) 5,000,000 shares of Common Stock reserved and available for issuance under the Registrant’s 2024 Inducement Plan;

•	Registration Statement No. 333-271828, filed with the SEC on May 10, 2023, registering 35,012,616 shares of Common Stock issuable under the Incentive Plan; and

•	Registration Statement No. 333-259344, filed with the SEC on September 7, 2021, registering (i) 47,432,179 shares of Common Stock issuable under the Incentive Plan and (ii) 113,884,959 shares of Common Stock underlying rollover option awards issued upon conversion of certain option awards that were outstanding under the Sharecare, Inc. 2010 Equity Incentive Plan, the Sharecare, Inc. 2020 Equity Incentive Plan, the Lucid Global, Inc. 2015 Stock Option and Grant Plan, the MindSciences, Inc. Equity Compensation Plan and the DOC.AI INCORPORATED 2016 Stock Plan immediately prior to the consummation of the transactions contemplated by the Agreement and Plan of Merger, dated as of February 12, 2021, among the Registrant (formerly known as Falcon Capital Acquisition Corp.), Sharecare Operating Company, Inc. (formerly known as Sharecare, Inc.), FCAC Merger Sub Inc., and Colin Daniel, as stockholder representative.

On October 22, 2024, the Registrant completed the previously announced merger contemplated by the Agreement and Plan of Merger, dated as of June 21, 2024 (the “Merger Agreement”), by and among the Registrant, Impact Acquiror Inc., a Delaware corporation (“Parent”), and Impact Merger Sub Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”). Parent and Merger Sub are affiliates of Altaris, LLC, a Delaware limited liability company. Pursuant to the Merger Agreement, Merger Sub merged with and into the Registrant (the “Merger”), with the Registrant surviving the Merger as a wholly owned subsidiary of Parent.

In connection with the Merger, the Registrant has terminated all offerings of Common Stock pursuant to the above-referenced Registration Statements under the Securities Act of 1933, as amended. In accordance with undertakings made by the Registrant in or incorporated by reference in Part II of each of the Registration Statements to remove from registration, by means of a post-effective amendment, any securities that had been registered for issuance that remain unsold at the termination of the offering, the Registrant hereby removes and withdraws from registration any and all such securities of the Registrant registered under the Registration Statements that remain unsold or otherwise unissued as of the date hereof. Each Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such securities, and the Registrant hereby terminates the effectiveness of each Registration Statement.

The foregoing summary of the Merger Agreement, the Merger and the transactions contemplated thereby does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Merger Agreement.

SIGNATURE

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on October 22, 2024.

SHARECARE, INC.

/s/ Carrie Ratliff
Name:	Carrie Ratliff
Title:	Chief Legal Officer

No other person is required to sign these Post-Effective Amendments to the Registration Statements in reliance on Rule 478 of the Securities Act of 1933, as amended.